PEGASUS FUNDS
P.O. Box 5142
Westborough, Massachusetts 01581

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON MARCH 17, 1999

To Pegasus Shareholders:

     Notice is hereby given that a Special Meeting of the Shareholders ("Shareholders") of each investment portfolio (a "Pegasus Portfolio") of Pegasus Funds ("Pegasus") will be held at the offices of BISYS Fund Services, 3435 Stelzer Road, Columbus, Ohio on March 17, 1999 at 10:00 a.m. (Eastern time) for the following purposes:

          ITEM 1.  With respect to each Pegasus Portfolio:

To consider and act upon a proposal to approve an Agreement and Plan of Reorganization (the "Reorganization Agreement") and the transactions contemplated thereby, including (a) the transfer of all of the assets and liabilities of the Pegasus Money Market, Treasury Money Market, Municipal Money Market, Michigan Municipal Money Market, Cash Management, Treasury
Cash Management, Treasury Prime Cash Management, U.S. Government Securities Cash Management, Municipal Cash Management, Managed Assets Conservative Managed Assets Balanced, Managed Assets Growth, Equity Income, Growth,
Mid-Cap Opportunity, Small-Cap Opportunity, Intrinsic Value, Growth and Value, Equity Index, Market Expansion Index, International Equity, Intermediate Bond, Bond, Short Bond, Multi Sector Bond, High Yield Bond, Municipal Bond, Short Municipal Bond, Intermediate Municipal Bond, and Michigan Municipal Bond Funds to corresponding investment portfolios ("One Group Funds") of The One Group (the "One Group") in exchange for Class A, Class B or Class I shares, as applicable, of the One Group Funds; (b) the distribution of such One
Group Fund shares to the shareholders of the Pegasus
Portfolios according to their respective interests; and (c) the termination of Pegasus under state law and the Investment Company Act of 1940, as amended.

        ITEM 2.  With respect to each Pegasus Portfolio:

To transact such other business as may properly come before the Special Meeting or any adjournment(s) thereof.

The proposed reorganization and related matters are described in the attached Combined Prospectus/Proxy Statement. Appendix
I to the Combined Prospectus/Proxy Statement is a copy of the Reorganization Agreement.

Shareholders of record as of the close of business on December
18, 1998 are entitled to notice of, and to vote at, the Special
Meeting or any adjournment(s) thereof.

SHAREHOLDERS ARE REQUESTED TO EXECUTE AND RETURN PROMPTLY
IN THE ENCLOSED ENVELOPE EACH ACCOMPANYING PROXY CARD WHICH IS BEING SOLICITED BY PEGASUS' BOARD OF TRUSTEES. THIS IS IMPORTANT TO ENSURE A QUORUM AT THE SPECIAL MEETING.
PROXIES MAY BE REVOKED AT ANY TIME BEFORE THEY ARE EXERCISED BY SUBMITTING TO PEGASUS A WRITTEN NOTICE OF REVOCATION OR
A SUBSEQUENTLY EXECUTED PROXY OR BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON.

                      W. Bruce McConnel, III
                      Secretary

January 19, 1999